As filed with the Securities and Exchange Commission on February 3, 2021

Registration No. 333-252347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DECIBEL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-4198709
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1325 Boylston Street, Suite 500

Boston, Massachusetts 02215

(617) 370-8701

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Laurence Reid, Ph.D.

President and Chief Executive Officer

Decibel Therapeutics, Inc.

1325 Boylston Street, Suite 500

Boston, Massachusetts 02215

(617) 370-8701

(Name, address, including zip code, and telephone number, including. area code, of agent for service)

Copies to:

Stuart M. Falber Scott N. Lunin Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 (617) 526-6000	Mitchell S. Bloom Edwin O’Connor Seo Salimi William A. Magioncalda Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided in Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common stock, par value $0.001 per share	$75,000,000	$8,183

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of additional shares of common stock that the underwriters have the option to purchase.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 of Decibel Therapeutics, Inc. (File No. 333-252347) (the “Registration Statement”) is an exhibits-only filing to file Exhibit 10.27 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page and the exhibits filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by the registrant. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., filing fee and the Nasdaq Global Market initial listing fee.

Amount
Securities and Exchange Commission registration fee		$8,183
Financial Industry Regulatory Authority, Inc. filing fee		11,750
Nasdaq Global Market initial listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or the DGCL, permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation that will be effective upon the closing of this offering provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation that will be effective upon the closing of this offering provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us), by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation that will be effective upon the closing of this offering also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In addition, we intend to enter into new indemnification agreements with all of our directors and executive officers prior to the completion of this offering. In general, these agreements provide that we will indemnify the executive officer or director to the fullest extent permitted by law for claims arising in his or her capacity as an executive officer or director of our company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that an executive officer or director makes a claim for indemnification and establish certain presumptions that are favorable to the executive officer or director.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock, shares of our preferred stock and stock options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a) Issuances of Preferred Stock

On May 25, 2018, we issued and sold 27,528,581 shares of our Series C preferred stock to 17 investors for cash at a price per share of $2.00 for an aggregate purchase price of $55.1 million.

On October 6, 2020, we issued 10,000,000 shares of our Series C preferred stock to one investor in consideration for entering into an amendment to a license and collaboration agreement.

On November 2, 2020, we issued and sold 31,740,554 shares of our Series D preferred stock to 23 investors for cash at a price per share of $1.7265 for an aggregate purchase price of $54.8 million.

No underwriters were involved in the foregoing issuances of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and, in certain cases, Regulation D thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b) Issuances of Common Stock

Between February 3, 2018 and February 3, 2021, we issued an aggregate of 971,495 shares of restricted common stock, for cash with purchase prices ranging from $0.50 to $1.00 per share, or for services rendered, to our employees, directors, advisors and consultants pursuant to our 2015 Stock Incentive Plan.

No underwriters were involved in the foregoing issuances of securities. The issuances of shares of common stock described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors, advisors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

(c) Stock Option Grants and Option Exercises

Between February 3, 2018 and February 3, 2021, we granted options to purchase an aggregate of 14,510,985 shares of common stock, with exercise prices ranging from $0.83 to $4.90 per share, to our employees, directors and consultants pursuant to our 2015 Stock Incentive Plan. Between February 3, 2018 and February 3, 2021, we issued 104,000 shares of common stock upon the exercise of stock options outstanding under our 2015 Stock Incentive Plan for aggregate consideration of $86,320.

The stock options and the shares of common stock issuable upon the exercise of stock options described in this section (c) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act. All recipients either received adequate information about our company or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

3.1**	Fourth Amended and Restated Certificate of Incorporation of the Registrant

3.2**	Bylaws of the Registrant

3.3**	Form of Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of this offering)

3.4**	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of this offering)

4.1**	Specimen Stock Certificate Evidencing the Shares of Common Stock

4.2**	Third Amended and Restated Investors’ Rights Agreement, dated as of November 2, 2020, by and among the Registrant and the other parties thereto

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1**	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

10.2**	2015 Stock Incentive Plan, as amended

10.3**	Form of Restricted Stock Agreement under the 2015 Stock Incentive Plan

10.4**	Form of Incentive Stock Option Agreement under the 2015 Stock Incentive Plan

10.5**	Form of Nonstatutory Stock Option Agreement under the 2015 Stock Incentive Plan

10.6**	2021 Stock Incentive Plan

10.7**	Form of Stock Option Agreement under the 2021 Stock Incentive Plan

10.8**	Form of Restricted Stock Unit Agreement under the 2021 Stock Incentive Plan

10.9**	Form of Restricted Stock Agreement under the 2021 Stock Incentive Plan

10.10**	2021 Employee Stock Purchase Plan

10.11†**	License and Collaboration Agreement, dated as of November 15, 2017, as amended, by and between Regeneron Pharmaceuticals, Inc. and the Registrant

10.12†**	Standard Exclusive License Agreement, dated as of October 29, 2020, by and between the University of Florida Research Foundation, Incorporated and the Registrant

10.13†**	License Agreement, dated as of October 3, 2019, by and between the Regents of the University of California and the Registrant

10.14†**	Exclusive License Agreement, dated as of August 26, 2019, by and between the Curators of the University of Missouri and the Registrant

10.15**	Lease, dated as of July 20, 2016, as amended, by and between Boylston West LLC and the Registrant

10.16**	Consulting Agreement, dated as of November 11, 2019, as amended, by and between the Registrant and Laurence Reid, Ph.D.

10.17**	Offer of Employment, dated as of October 28, 2020, by and between the Registrant and Laurence Reid, Ph.D.

Exhibit Number	Description of Exhibit

10.18**	Change in Control Agreement, dated as of November 2, 2020, by and between the Registrant and Laurence Reid, Ph.D.

10.19**	Offer of Employment, dated as of June 17, 2016, by and between the Registrant and Steven H. Holtzman

10.20**	Offer of Employment, dated as of August 11, 2016, by and between the Registrant and John Lee

10.21**	Offer of Employment, dated as of September 9, 2020, by and between the Registrant and Elisabeth Leiderman, M.D.

10.22**	Offer of Employment, dated as of December 19, 2017, by and between the Registrant and Anna Trask

10.23**	Offer of Employment, dated as of October 12, 2016, by and between the Registrant and Ronald Vigliotta

10.24**	Form of Change in Control Agreement

10.25**	Sublease Agreement, dated June 20, 2019, by and between United HealthCare Services, Inc. and the Registrant

10.26**	Consulting Agreement, dated as of February 1, 2020, by and between the Registrant and Steven H. Holtzman

10.27†	First Amendment, dated as of February 3, 2021, to the License Agreement, dated as of August 26, 2019, by and between the Curators of the University of Missouri and the Registrant

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

*	To be filed by amendment.
**	Previously filed.
†	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(b) Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 3rd day of February, 2021.

DECIBEL THERAPEUTICS, INC.

By:	/s/ Laurence Reid
Laurence Reid, Ph.D.
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Laurence Reid	President and Chief Executive Officer, Director (Principal Executive Officer)	February 3, 2021
Laurence Reid, Ph.D.

/s/ Elisabeth Leiderman	Chief Financial Officer and Head of Corporate Development (Principal Financial Officer)	February 3, 2021
Elisabeth Leiderman, M.D.

/s/ Ronald Vigliotta	Vice President, Finance (Principal Accounting Officer)	February 3, 2021
Ronald Vigliotta

*	Director	February 3, 2021
Neil Exter

*	Director	February 3, 2021
Matthew Foy

*	Director	February 3, 2021
Christine Poon

*	Director	February 3, 2021
Peter A. Thompson, M.D.

*By:	/s/ Ronald Vigliotta
Ronald Vigliotta Attorney-in-fact